As filed with the Securities and Exchange Commission on February 5, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LANOPTICS LTD.
(Exact name of Registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer Identification
incorporation or organization)	No.)

LanOptics Ltd.
1 Hatamar Street
PO Box 527
Yokneam 20692, Israel
Tel: (972)(4) 959-6666
Fax: (972)(4) 959-4177
(Address and telephone number of Registrant's principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
P.O. Box 885
Newark, Delaware 19715
(302) 738-6680
(Name, address and telephone number of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Aaron M. Lampert, Adv.	Steven J. Glusband, Esq.
Naschitz, Brandes & Co.	Carter Ledyard & Milburn LLP
5 Tuval Street	2 Wall Street
Tel-Aviv 67897, Israel	New York, NY 10005
Tel: 972 3-623-5000	Tel: 212-238-8605
Fax: 972 3-623-5005	Fax: 212-732-3232

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum aggregate price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee (2)

Ordinary shares, par value
NIS 0.02 per share	5,011,841	$14.64	$73,373,352.24	$2,883.57

(1)     The registration statement also includes an indeterminate number of the Registrant’s ordinary shares that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2)     Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, on the basis of the average of the high and the low prices ($14.99 and $14.28, respectively) of the Registrant’s ordinary shares as quoted on the NASDAQ Global Market on February 4, 2008.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 5, 2008

PROSPECTUS

LANOPTICS LTD.

5,011,841 ORDINARY SHARES

        This prospectus relates to up to 5,011,841 ordinary shares that the selling shareholders named in this prospectus or their transferees may offer from time to time. The selling shareholders received these ordinary shares in exchange for their shares in our subsidiary EZchip Technologies Ltd. and we are registering the ordinary shares for disposition by the selling shareholders pursuant to our commitments with them. The registration of the ordinary shares does not necessarily mean that the selling shareholders or their transferees will offer or sell their shares.

        LanOptics Ltd. will not receive any of the proceeds from the sale by the selling shareholders of the ordinary shares offered by this prospectus, and will bear all expenses in connection with the preparation of this prospectus.

        The ordinary shares of LanOptics Ltd. are listed on the NASDAQ Global Market and on the Tel Aviv Stock Exchange under the symbol “EZCH.” On February 4, 2008, the last reported sale price of an ordinary share of LanOptics Ltd. on the NASDAQ Global Market was $14.59.

        See “Risk Factors” beginning on page 4 to read about factors you should consider before buying the ordinary shares of LanOptics Ltd.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated

You should rely only on the information included or incorporated by reference in this prospectus or any supplement or free writing prospectus prepared by us. We have not authorized anyone to provide information or represent anything other than that contained in, or incorporated by reference in, this prospectus. We have not authorized anyone to provide you with different information. If you receive any other information, you should not rely on it. We are not making an offer in any state or jurisdiction or under any circumstances where the offer is not permitted. You should assume that the information in this prospectus or any supplement or free writing prospectus prepared by us is accurate only as of the date on their cover pages and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

        In this prospectus, “we”, “us”, “our”, the “Company” and “LanOptics” refer to LanOptics Ltd., an Israeli company, and our major subsidiary, EZchip Technologies Ltd.

        All references to “dollars” or “$” in this prospectus are to U.S. dollars, and all references to “shekels” or “NIS” are to New Israeli Shekels.

NOTICE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated in it by reference contain forward-looking statements which involve known and unknown risks and uncertainties. We include this notice for the express purpose of permitting us to obtain the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. Examples of forward-looking statements include: projections of capital expenditures, competitive pressures, revenues, growth prospects, product development, financial resources and other financial matters. You can identify these and other forward-looking statements by the use of words such as “may,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential” or the negative of such terms, or other comparable terminology.

        Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” and certain other matters discussed in this prospectus, the documents incorporated by reference in this prospectus, and other publicly available sources. Such factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

(i)

PROSPECTUS SUMMARY

        You should read the following summary together with the more detailed information about us, the ordinary shares that may be sold from time to time, and our financial statements and the notes to them, all of which appear elsewhere in this prospectus or in the documents incorporated by reference in this prospectus.

        We were incorporated in Israel in December 1989. Until 1999, our principal business was the development, manufacturing and marketing of solutions and Internet applications that improve connectivity and performance of corporate local area networks, or LANs, and wide area networks, or WANs. Our business now consists exclusively of the business of our subsidiary, EZchip Technologies Ltd., or EZchip, a company that is engaged in the development and marketing of Ethernet Network processors for networking equipment. We currently own approximately 99% of the outstanding shares of EZchip and approximately 89% of EZchip on a fully diluted basis, taking into account EZchip options and shares held by current and former employees.

        Our registered offices and our principal executive offices are located at 1 Hatamar Street, P.O. Box 527, Yokneam 20692, Israel, and our telephone number is +972-4-959-6666. Our address on the Internet is www.lanoptics.com. The information contained on our website is not incorporated by reference and should not be considered as part of this prospectus.

Recent Developments

        On January 22, 2008, we issued an aggregate of 5,011,841 of our ordinary shares to The Goldman Sachs Group, Inc. and three of its affiliates and to JK&B Shalom II LLC and JK&B Capital III, Civil Law Partnership in exchange for the EZchip shares previously held by them. In this prospectus we refer to the recipients of the ordinary shares in the exchange offering as the Selling Shareholders, and to the exchange agreements with them as the Exchange Agreements.

        As a result of the exchange transactions, we increased our ownership interest in EZchip from approximately 78% to approximately 99%. This prospectus covers the ordinary shares that were issued in the exchange transactions and we have agreed to maintain an effective registration statement for these ordinary shares.

Accounting Considerations Arising from the EZchip Share Exchange

        The transaction will be accounted for according to the “purchase method” of accounting. The $82.6 million purchase price attributed to the EZchip shares was determined based on the average share prices of our ordinary shares on the NASDAQ Global Market for the two days before and two days after the transaction date. The excess of the purchase price over the book amount of the acquired EZchip shares will be recorded as intangible assets (such as In-process research and development, Developed Technology, Customer Base and Goodwill).

        If according to the purchase price allocation an in-process research and development expenses will be indicated, it will be recorded as an expense in a separate line item “In process research and development write-off” in our statement of operations during the first quarter of 2008, the fiscal quarter in which the acquisition was consummated. The amount allocated to “Developed Technology” will be amortized using the straight-line method over its useful life, which is four years. Amortization of Developed Technology will be recorded in “cost of revenues” in our statements of operations. The amount allocated to “Customer Base” will be amortized using the straight-line method over its useful life, which is five years. Amortization of Customer Base will be recorded in “selling and marketing expenses” in our statements of operations. Goodwill will not be amortized, but will be tested for impairment annually.

The Offering

Ordinary shares offered	5,011,841 shares

NASDAQ Global Market symbol	"EZCH"

Use of proceeds	We will not receive any proceeds from the sale of the ordinary shares offered hereby.

Ordinary shares outstanding as of February 5, 2008	23,324,086 shares (1)

Risk factors	Prospective investors should carefully consider the Risk Factors beginning on Page 4 before buying the ordinary shares offered hereby.

(1)	The number of outstanding ordinary shares excludes:

—	666,300 ordinary shares issuable as of February 5, 2008 upon the exercise of warrants outstanding prior to this offering, exercisable at a weighted average exercise price of $14.30 per share;

—	5,000 ordinary shares issuable upon the exercise of outstanding options granted under our 2003 Amended and Restated Equity Incentive Plan that had vested as of February 5, 2008, exercisable at a weighted average exercise price of $6.93 per share;

—	81,000 ordinary shares issuable upon the exercise of outstanding options granted to directors under our 2003 Amended and Restated Equity Incentive Plan that had not vested as of February 5, 2008, exercisable at a weighted average exercise price of $12.23 per share; and

—	33,000 restricted stock units, or RSUs, granted to directors and employees under our 2003 Amended and Restated Equity Incentive Plan.

RISK FACTORS

        You should carefully consider the risks and uncertainties described below before investing in our ordinary shares. Our business, prospects, financial condition and results of operations could be adversely affected due to any of the following risks. In that case, the value of our ordinary shares could decline, and you could lose all or part of your investment.

Risks Relating To Our Business

We have had a limited operating history in the network processor industry and our future financial results are difficult to predict.

        Our future success will be subject to the risks we will encounter in the network processor industry. We have a limited operating history in the industry, with our first product sales in the second quarter of 2002 and total network product sales through September 30, 2007 of approximately $35 million. We have also incurred operating losses in each of the five last fiscal years. Our limited operating history makes it difficult to evaluate the prospects of our business. Moreover, the network processor industry is constantly evolving and is subject to technological and competitive forces beyond our control. Our ability to design and market products to meet customer demand and the revenue and income potential of our products and business are unproven. As an early stage company in the developing network processor industry, we face numerous risks and uncertainties. Some of these risks relate to our ability to:

—	expand and enhance our product offerings;

—	increase our revenues;

—	diversify our sources of revenue;

—	respond to technological changes; and

—	respond to competitive market conditions.

        If we fail to address these risks and uncertainties, our results of operations will be adversely affected.

We are dependent on the networking equipment market for our growth, and if it does not grow, then we will not be able to expand our business.

        Although there are many companies operating in the networking equipment market, a significant portion of the market is controlled by a limited number of companies. The growth of our network processor business depends in part on increased acceptance and use of networking equipment that is developed and manufactured by companies with significant market share. We depend on the ability of our target customers, specifically those with a significant share of the networking equipment market, to develop new products and enhance existing products for the networking equipment market that incorporate our products and to introduce and promote their products successfully. The market for networking equipment depends in part upon the market’s acceptance of packet-based converged telecom networks, in particular carrier Ethernet networks, as well as 10 Gigabit Ethernet technologies that enable the forwarding of data at a high speed. Ultimately, the development rate of these technologies may be slower than we anticipate. If the use of networking equipment does not grow as we anticipate, if we are unsuccessful in maintaining our relationships with our current customers, specifically those with a significant share of the networking equipment market, and creating relationships with other target customers with significant market share, if our target customers do not incorporate our products into theirs, or if the products of our target customers that incorporate our network processors are not commercially successful, our growth will be impeded.

We may experience difficulties or delays in the introduction of our new family of network processors and other new and enhanced products.

        We recently announced a new family of network processors targeting Ethernet Access applications. We expect several models of the network processors, named NPA, to be offered in 2008. The NPA product family addresses the transition of carrier access from ATM/TDM based networks to Ethernet packet-based networks and the provisioning of triple-play services that command increased bandwidth and service guarantees to residential and business users. We may not be successful in developing, introducing and marketing these new offerings or in addressing all or any portion of the potential market for these offerings. We may experience difficulties that could delay or prevent the successful development, introduction and marketing of these offerings. Furthermore, our new offerings may not adequately meet the requirements of the marketplace or achieve market acceptance. If we do not timely develop and introduce these offerings or respond in a timely manner to changing market conditions or customer requirements, the growth of our business may be adversely affected.

        In addition, the development of our NP-3, NP-4 and NPA network processors is a complex and uncertain process. We are engaged in the development of very advanced technologies. We may experience design, manufacturing, marketing and other difficulties that could delay the development or marketing of these network processors. The difficulties could result in reduced sales, loss of existing and potential customers, unexpected expenses or delays in the launch of these network processors, all which may adversely affect our results of operations.

Many of our competitors and potential competitors are much larger than us, and if we are unable to compete effectively we could lose our market share and revenues.

        The market for network processors is intensely competitive, rapidly evolving and subject to rapid technological change. We believe that competition in this market will become more intense in the future and may cause price reductions, reduce gross margins and result in loss of market share, any one of which could significantly reduce our future revenue and increase our losses. Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, product development and marketing resources, greater name recognition and significantly larger customer bases than we do. In addition, we face competition from current and prospective customers who may choose to develop their own network processors.

        Additionally, many of our competitors also have well-established relationships with our prospective customers and suppliers and prospective customers may have competitive reasons to prefer our competitors. As a result of these factors, many of our competitors, either alone or with other companies, have significant influence in our target markets that could outweigh our technological advantage.

Our products may have defects, which could damage our reputation, decrease market acceptance of our products, cause us to lose customers and revenue, increase production costs and result in liability.

        Highly complex products such as network processors may contain hardware or software defects or bugs. Often, these defects and bugs are not detected until after the products have been shipped. If any of our products contain defects, or have reliability, quality or compatibility problems, our reputation might be damaged significantly and customers might be reluctant to buy our products, which could result in the loss of or failure to attract customers. In addition, these defects could interrupt or delay sales. We may have to invest significant capital and other resources to correct these problems. If any of these problems are not found until after we have commenced commercial production of a new product, we might incur substantial additional development costs. If we fail to provide solutions to the problems, such as software patches, we could also incur product recall, repair or replacement costs. These problems might also result in claims against us by our customers or others. In addition, these problems might divert technical and other resources from other development efforts. Moreover, we would likely lose, or experience a delay in, market acceptance of the affected product or products, and we could lose credibility with our current and prospective customers. This is particularly significant as we are relatively a new entrant to a market dominated by large, well-established companies.

We may have to redesign our products to meet rapidly evolving industry standards and customer specifications, which could delay our production and increase our operating costs.

        We operate in a market characterized by rapidly evolving industry standards, product obsolescence, and new manufacturing and design technologies. Many of the standards and protocols for our products are based on high speed networking technologies that have not been widely adopted or ratified by one of the standard setting bodies in our customers’ industry.

        Our target customers, network equipment manufacturers, are likely to have varying requirements and may delay or alter their design demands during this standard-setting process. In response, we may have to redesign our products to suit these changing demands, which would likely delay the production of our future products and increase operating costs.

Because our products have lengthy design and development cycles, we could experience delays in generating revenues or cancellation of customer contracts.

        We may never generate significant revenues from our newly developed products after incurring significant design and development expenditures. A customer may decide to cancel or change its product plans, which could cause us to generate no revenue from that customer and adversely affect our results of operations. A delay or cancellation of a customer’s plans could significantly adversely affect our financial results. Even after winning a design contract, a customer may not begin volume production of our equipment for a period of up to two years, if at all. Due to this lengthy design and development cycle, a significant period may elapse from the time we begin incurring expenses until the time we generate revenue from our products. We have no assurances that our customers will ultimately market and sell their equipment incorporating our network processors, or that such efforts by our customers will be successful.

The loss of personnel could affect our ability to design and market our products.

        To succeed, we must retain and hire technical personnel highly skilled at the design and test functions used to develop Ethernet network processors and related software. The competition for such employees is intense. We, along with our competitors, customers and other companies in the communications industry, face intense competition for those employees from competitors and from an increasing number of emerging startup companies with potentially lucrative employee ownership arrangements. Recruiting, hiring and retaining key personnel can also result in significant monetary costs.

If we are unable to adequately protect our technology or other intellectual property through patents, copyrights, trade secrets, trademarks and other measures, our competitors could use our proprietary information and we could lose our competitive advantage.

        To compete effectively, we must protect our proprietary information. We rely on and intend to rely on a combination of patents, trademarks, trade secret laws, confidentiality procedures and licensing arrangements to protect our intellectual property rights. Our failure to adequately protect our technology or other intellectual property from use by our competitors could jeopardize our competitive advantage, and result in a loss of customers. We have a number of issued patents, however, the patents that have been issued may not provide any meaningful protection or commercial advantage to us, as they may not be of sufficient scope or strength, or may not be issued in all countries where our products can be sold. In addition, our competitors may be able to design around our patents.

Our products employ technologies that may infringe on the proprietary rights of third parties, which may expose us to litigation and prevent us from selling our products.

        Vigorous protection and pursuit of intellectual property rights or positions characterize the semiconductor industry. This often results in expensive and lengthy litigation. We, as well as our customers or suppliers, may be accused of infringing on patents or other intellectual property rights owned by third parties. An adverse result in any litigation could force us to pay substantial damages, stop designing or manufacturing, using and selling the infringing products, spend significant resources to develop non-infringing technology, discontinue using certain processes or obtain licenses to use the infringing technology. In addition, we may not be able to develop non-infringing technology, nor might we be able to find appropriate licenses on reasonably satisfactory terms.

Because the processes used to manufacture our products are complex, customized to our specifications and can only be performed by a limited number of manufacturing facilities, we may experience delays in production and increased costs.

        The manufacture of processors is a highly complex and technically demanding process. Defects in design or problems associated with transitions to newer manufacturing processes or new manufacturers can result in unacceptable manufacturing yields and performance. These problems are frequently difficult to detect in the early stages of the production process and can be time-consuming and expensive to correct once detected. As a result, defects, performance problems with our products or poor manufacturing yields could adversely affect our business and operating results.

If third-party manufacturers and other suppliers terminate our arrangement with them, or amend them in a manner detrimental to us, we may experience delays in production and our business maybe adversely affected.

        The fabrication of our network processors is outsourced to third-party manufacturers and subcontractors. There are significant risks associated with our reliance on third-party manufacturers. Most significantly, if our manufacturing suppliers are unable or unwilling to provide us with adequate manufacturing capacity, we would have to identify and qualify one or more substitute suppliers for our products. Our manufacturers may experience unanticipated events that could inhibit their abilities to provide us with adequate manufacturing capacity on a timely basis, or at all. Historically, there have been periods in which there has been a worldwide shortage of manufacturer capacity for the production of high-performance processors such as ours. Introducing new products or transferring existing products to a new third party manufacturer would require significant development time to adapt our designs to their manufacturing processes and could cause product shipment delays. In addition, the costs associated with manufacturing our products may increase if we are required to use a new third party manufacturer. If we fail to satisfy our manufacturing requirements, our business would be materially harmed.

        Due to business considerations, we have entered into an agreement with a sole supplier for the manufacture of each existing model of our network processors, and we expect to use a sole supplier for our next generation of network processors as well. Our NP-1, NP-1c and NP-3 network processors are manufactured by IBM. Our NP-2 network processor is manufactured by Taiwan Semiconductor Manufacturing Co., or TSMC, for a third party that coordinates and assumes responsibility for various aspects of the manufacturing process and also arranges for the manufacture. IBM, TSMC or any future sole supplier for our current and future products may reduce or delay shipment if its ability to manufacture network processors is constrained. If a sole supplier of our network processors, a third party that arranges for their manufacture, or any other subcontractor fails to deliver network processors or necessary components or services on time or at all, our business could be severely harmed. In addition, if the current manufacturing arrangement between our third party subcontractor and TSMC is terminated or amended in a manner detrimental to us, it could adversely affect our business while we try to make alternative arrangements with substitute suppliers.

        These and other risks associated with our reliance on a third-party manufacturer could materially and adversely affect our business, financial condition and results of operations.

We have a history of operating losses and may not achieve or sustain profitability in the future. If internally generated funds are insufficient and we are unable to procure funding on favorable terms, we would not be able to develop and expand our business, which could negatively affect our revenues.

        We expect that significant funding will be required in order to continue to develop our products and to expand our business. Given the state of development of our business and the present economic environment, we believe that we have sufficient funding resources to finance our operations for at least 12 months. The capital markets have experienced severe downturns over the last couple of years, especially relating to technology companies, and access to capital has at times been both difficult and expensive.

        We have incurred operating losses in each of the last five fiscal years and we may not be able to achieve or sustain profitable operations in the future. If internally generated funds are insufficient and we do not obtain enough funding to support our future development when needed, our business will suffer. Even if we are successful in obtaining funding through the capital markets or otherwise, such funding may not be on terms favorable to us.

Risks Relating to the Offering and Our Ordinary Shares

Our share price has been highly volatile and may continue to be volatile and decline.

        The trading price of our shares has fluctuated widely in the past, including in recent months and weeks, and may continue to do so in the future as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many technology companies, particularly telecommunication and Internet-related companies, and that have often been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations could adversely affect the market price of our shares. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. Securities class action litigation could result in substantial costs and a diversion of our management’s attention and resources.

Your ownership interest in LanOptics may be diluted as a result of anticipated further purchases of EZchip shares or as a result of additional financings.

        We currently own approximately 99% of the outstanding shares of EZchip and approximately 89% of EZchip on a fully diluted basis, taking into account EZchip options and shares held by current and former employees. We intend to continue to purchase EZchip shares in order to gain full ownership of EZchip. We will attempt to effect all such purchases at an exchange ratio that reflects the relative values of LanOptics and EZchip. If we are required to pay a purchase price that is greater than the relative value of EZchip, the ownership interests of LanOptics existing shareholders will be diluted. In addition, we may seek to raise funds from time to time in public or private issuances of equity, and such financings may take place in the near future or over the longer term. Any such financing may dilute the relative holdings of current LanOptics shareholders.

Future sales of our ordinary shares and the future exercise of our options and warrants may result in substantial dilution and may cause the market price of our ordinary shares to decline.

        Future sales of our ordinary shares and the future exercise of our options and warrants may result in substantial dilution. We cannot predict what effect, if any, future sales of our ordinary shares, or the availability of our ordinary shares for future sale, will have on the market price of our ordinary shares. Sales of substantial amounts of our ordinary shares in the public marketplace, or the perception that such sales could occur, could adversely affect the market price of our ordinary shares and may make it more difficult for investors to sell ordinary shares at a time and price which such investors deem appropriate.

We have never paid cash dividends and have no intention to pay dividends in the foreseeable future.

        We have never paid cash dividends on our shares and do not anticipate paying any cash dividends in the foreseeable future. We intend to retain earnings, if any, for use in our business, in particular to fund our research and development, which are important to capitalize on technological changes and develop new products and applications. Any future dividend distributions are subject to the discretion of our board of directors and will depend on various factors, including our operating results, future earnings, capital requirements, financial condition, tax implications of dividend distributions on our income, future prospects and any other factors deemed relevant by our board of directors. The distribution of dividends also may be limited by Israeli law, which permits the distribution of dividends only out of retained earnings or otherwise upon the permission of the court. You should not rely on an investment in our company if you require dividend income from your investment.

Our ordinary shares are traded on more than one market and this may result in price variations.

        Our ordinary shares are traded primarily on the NASDAQ Global Market and on the Tel Aviv Stock Exchange. Trading in our ordinary shares on these markets is made in different currencies (U.S. dollars on the NASDAQ Global Market, and New Israeli Shekels, or NIS, on the Tel Aviv Stock Exchange), and at different times (resulting from different time zones, different trading days and different public holidays in the United States and Israel). Consequently, the trading prices of our ordinary shares on these two markets often differ. Any decrease in the trading price of our ordinary shares on one of these markets could cause a decrease in the trading price of our ordinary shares on the other market.

We may fail to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

        The Sarbanes-Oxley Act of 2002 imposes certain duties on us and our executives and directors. Our efforts to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 governing internal controls and procedures for financial reporting, which started in connection with our Annual Report on Form 20-F for the year ended December 31, 2006, have resulted in increased general and administrative expense and a diversion of management time and attention, and we expect these efforts to require the continued commitment of significant resources. We may identify material weaknesses or significant deficiencies in our assessments of our internal controls over financial reporting. Failure to maintain effective internal controls over financial reporting could result in investigation or sanctions by regulatory authorities, and could have a material adverse effect on our operating results, investor confidence in our reported financial information, and the market price of our ordinary shares.

Risks Relating To Our Location In Israel

Political, economic and military instability in Israel may disrupt our operations and negatively affect our sales.

        We are incorporated under the laws of the State of Israel, and our principal executive offices and principal research and development facilities are located in Israel. Political, economic and security conditions in Israel directly influence us. Since the establishment of the State of Israel in 1948, Israel and its Arab neighbors have engaged in a number of armed conflicts. A state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Major hostilities between Israel and its neighbors may hinder Israel’s international trade and lead to economic downturn. This, in turn, could have a material adverse effect on our operations and business. There has been an increase in unrest and terrorist activity in Israel, which began in September 2000 and which has continued with varying levels of severity through 2007. The future effect of this deterioration and violence on the Israeli economy and our operations is unclear. The election of representatives of the Hamas movement to a majority of seats in the Palestinian Legislative Council in January 2006 resulted in an escalation in violence among Israel, the Palestinian Authority and other groups. In July 2006, extensive hostilities began along Israel’s northern border with Lebanon and to a lesser extent in the Gaza Strip. In June 2007, there was an escalation in violence in the Gaza Strip resulting in Hamas effectively controlling the Gaza Strip. Ongoing violence between Israel and the Palestinians as well as tension between Israel and the neighboring Syria and Lebanon may have a material adverse effect on our business, financial conditions and results of operations.

        Additionally, some of our key employees in Israel are obligated to perform annual reserve duty in the Israel Defense Forces and are subject to being called for active military duty at any time in the event of a national emergency. If a military conflict or war arises, these individuals could be required to serve in the military for extended periods of time. Our operations could be disrupted by the absence for a significant period of one or more of our key employees due to military service. Any disruption in our operations would harm our business.

Fluctuations in the exchange rate between the U.S. dollar and foreign currencies may affect ouroperating results.

        A significant portion of the cost of our Israeli operations, mainly personnel, is incurred in NIS. Therefore, our NIS related costs, as expressed in U.S. dollars, are influenced by the exchange rate between the U.S. dollar and the NIS. During 2007, the NIS appreciated against the U.S. dollar, which resulted in a significant increase in the U.S. dollar cost of our operations in Israel. NIS linked balance sheet items may create foreign exchange gains or losses, depending upon the relative dollar values of the NIS at the beginning and end of the reporting period, affecting our net income and earnings per share. Although we may use hedging techniques we may not be able to eliminate the effects of currency fluctuations. Thus, exchange rate fluctuations resulting in a devaluation of the U.S. dollar compared to the NIS could have a material adverse impact on our operating results and share price.

Tax benefits that are available to us require us to meet several conditions and may be terminated or reduced in the future, which would increase our future tax expenses.

        Our facilities in Israel have been granted Approved Enterprise status under the Law for the Encouragement of Capital Investments, 1959, commonly referred to as the Investment Law. The Investment Law provides that capital investments in a production facility (or other eligible assets) may be designated as an Approved Enterprise. Until recently, the designation required advance approval from the Investment Center of the Israel Ministry of Industry, Trade and Labor. For these programs to be eligible for tax benefits, we must meet certain conditions, relating principally to adherence to the approved programs and to periodic reporting obligations. We believe that we are currently in compliance with these requirements. However, if we fail to meet these requirements, we would be subject to corporate tax in Israel at the regular statutory rate. We could also be required to refund tax benefits, with interest and adjustments for inflation based on the Israeli consumer price index.

        On April 1, 2005 an amendment to the Investment Law came into effect, which revised the criteria for investments qualified to receive tax benefits. An eligible investment program under the amendment will qualify for benefits as a Privileged Enterprise (rather than the previous terminology of Approved Enterprise). Among other things, the amendment provides tax benefits to both local and foreign investors and simplifies the approval process. The amendment does not apply to investment programs approved prior to December 31, 2004. The new tax regime applies to new investment programs only. As a result of the amendment, tax-exempt income generated under the provisions of the amended Investment Law will subject us to taxes upon distribution or liquidation and we may be required to record deferred tax liability with respect to such tax-exempt income. As of December 31, 2007, we did not generate income under the provision of the new law.

        Our board of directors has determined that we will not distribute any amounts of our undistributed tax exempt income as dividend. We intend to reinvest our tax-exempt income and not to distribute such income as a dividend.

The government grants we have received for research and development expenditures limit our ability to transfer technologies outside of Israel and require us to satisfy specified conditions. If we fail to satisfy these conditions, we may be required to refund grants previously received together with interest and penalties, and may be subject to criminal charges.

        Since April 2006, our research and development efforts have been financed, in part, through grants from the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade and Labor, or OCS. We therefore must comply with the requirements of the Israeli Law for the Encouragement of Industrial Research and Development, 1984 and related regulations, or the Research Law. In recent years, the Government of Israel has accelerated the rate of repayment of OCS grants and may further accelerate them in the future. In addition, if we fail to comply with any of the requirements imposed by the OCS, such as change of control notices and annual reporting requirements, we may be required to refund any grants previously received together with interest and penalties, and a person who transferred OCS-funded technology may be subject to criminal charges and up to three years imprisonment.

        Technology developed by OCS funding may not be transferred and any transfer of technology generally requires the approval of an OCS committee. A transfer, for the purpose of OCS rules, means an actual sale of the technology, any exclusive license to develop, market, and manufacture products resulting from the technology or any other transaction which in essence constitutes a transfer of the technology and does not include the worldwide sale of products that are based on technology developed with OCS funding. We may not receive the required approvals should we wish to transfer this technology in the future. These restrictions may impair our ability to sell our technology assets, and the restrictions will continue to apply even after we have repaid the full amount of royalties payable for the grants. In addition, the restrictions may impair our ability to consummate a merger or similar transaction in which the surviving entity is not an Israeli company.

It may be difficult to enforce a U.S. judgment against us or our officers and directors, to assert U.S. securities laws claims in Israel or serve process on substantially all of our officers and directors.

        We are organized under the laws of the State of Israel. Substantially all of our executive officers and directors and a substantial portion of our assets and the assets of these persons are located outside the United States. Therefore, it may be difficult for an investor, or any other person or entity, to collect a judgment obtained in the United States against us or any of these persons, or to effect service of process upon these persons in the United States. Furthermore, it may be difficult to assert U.S. securities law claims in original actions instituted in Israel.

The rights and responsibilities of our shareholders are governed by Israeli law and differ in some respects from the rights and responsibilities of shareholders under U.S. law.

        We are incorporated under Israeli law. The rights and responsibilities of holders of our ordinary shares are governed by our articles of association and by Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S. corporations. In particular, a shareholder of an Israeli company has a duty to act in good faith toward the company and other shareholders and to refrain from abusing his power in the company, including, among other things, in voting at a general meeting of shareholders on certain matters. Israeli law provides that these duties are applicable in shareholder votes on, among other things, amendments to a company’s articles of association, increases in a company’s authorized share capital, mergers and interested party transactions requiring shareholder approval. In addition, a shareholder who knows that it possesses the power to determine the outcome of a shareholder vote or to appoint or prevent the appointment of a director or executive officer in the company has a duty of fairness toward the company. The Israeli Companies Law also provides that a breach of the duty of fairness will be governed by the laws governing breach of contract; however, Israeli law does not define the substance of this duty of fairness. There is little case law available to assist in understanding the implications of these provisions that govern shareholder behavior.

Provisions of Israeli law may delay, prevent or make difficult a change of control and therefore depress the price of our shares.

        Some of the provisions of Israeli law could:

—	discourage potential acquisition proposals;

—	delay or prevent a change in control; and

—	limit the price that investors might be willing to pay in the future for our ordinary shares.

        Israeli corporate law regulates mergers and acquisitions of shares through tender offers, requires approvals for transactions involving significant shareholders and regulates other matters that may be relevant to these types of transactions. Furthermore, Israel tax law treats stock-for-stock acquisitions between an Israeli company and a foreign company less favorably than does U.S. tax law. For example, Israeli tax law may subject a shareholder who exchanges his ordinary shares for shares in a foreign corporation to immediate taxation or to taxation before his investment in the foreign corporation becomes liquid. These provisions may adversely affect the price of our shares.

As a foreign private issuer whose shares are listed on The NASDAQ Global Market, we may follow certain home country corporate governance practices instead of certain NASDAQ requirements.

        As a foreign private issuer whose shares are listed on The NASDAQ Global Market, we are permitted to follow certain home country corporate governance practices instead of certain requirements of The NASDAQ Marketplace Rules. A foreign private issuer that elects to follow a home country practice instead of such requirements, must submit to NASDAQ in advance a written statement from an independent counsel in such issuer’s home country certifying that the issuer’s practices are not prohibited by the home country’s laws. In addition, a foreign private issuer must disclose in its annual reports filed with the Securities and Exchange Commission or on its website each such requirement that it does not follow and describe the home country practice followed by the issuer instead of any such requirement. As a foreign private issuer listed on The NASDAQ Global Market, we may follow home country practice with regard to, among other things, composition of the board of directors, director nomination procedure, compensation of officers, and quorum at shareholders’ meetings. In addition, we may follow our home country law, instead of the NASDAQ Marketplace Rules, which require that we obtain shareholder approval for certain dilutive events, such as for the establishment or amendment of certain equity based compensation plans, an issuance that will result in a change of control of the company, certain transactions other than a public offering involving issuances of a 20% or more interest in the company and certain acquisitions of the stock or assets of another company.

CAPITALIZATION AND INDEBTEDNESS

        The table below sets forth the capitalization of our company as of September 30, 2007 on an actual basis and on an as adjusted basis to give effect to the issuance of 5,011,841 ordinary shares to the Selling Shareholders in exchange for their shares of EZchip.

	As of September 30, 2007
	Actual	As Adjusted
	(U.S. dollars in thousands)

Cash, cash equivalents and marketable securities	$47,464	$47,464
Short-term debt	--	--
Long-term loan	3,531	3,531
Preferred shares in a subsidiary	23,770	--
Total shareholders' equity	72,764	155,409
Total liabilities and shareholders' equity	110,843	169,718

REASONS FOR THE OFFER AND USE OF PROCEEDS

        This prospectus relates to the disposition by the Selling Shareholders of up to 5,011,841 of our ordinary shares which were issued to the Selling Shareholders on January 22, 2008 in exchange for their interest in EZchip. We are registering the ordinary shares for disposition by the Selling Shareholders and incurring the expense of this registration pursuant to our commitments to the Selling Shareholders as set forth in the Exchange Agreements. We will not receive any proceeds from the sale by the Selling Shareholders of our ordinary shares.

MARKET FOR OUR ORDINARY SHARES

        Our ordinary shares were listed on the NASDAQ Global Market under the symbol “LNOP” from our initial public offering in November 1992 until April 14, 2003, at which date the listing of our ordinary shares was transferred to the NASDAQ Capital Market. Since January 4, 2008, our ordinary shares have been listed once again on the NASDAQ Global Market and on January 17, 2008 our NASDAQ symbol changed to “EZCH.” Since April 1, 2002, our ordinary shares have also been traded on the Tel Aviv Stock Exchange. On February 4, 2008, the last reported sale price of our ordinary shares on the NASDAQ Global Market was $14.59 and the last reported sale price of our ordinary shares on the Tel Aviv Stock Exchange was NIS 53.15.

        Set forth below for each of the periods indicated are the range of high and low market prices of our ordinary shares as reported by the NASDAQ Global Market (for periods from January 4, 2008) and the NASDAQ Capital Market (for periods prior to January 4, 2008), and the high and low market prices of our ordinary shares (in U.S. dollars) as reported by the Tel Aviv Stock Exchange. Share prices on the Tel Aviv Stock Exchange are quoted in New Israeli Shekels (NIS); the share prices set forth below in U.S. dollars reflect the translation into U.S. dollars based on the rate of exchange published by the Bank of Israel on the dates in question.

Quarterly Share Price Information

        The following table sets forth, for each of the full financial quarters for the two most recent full financial years, the high and low market prices of our ordinary shares on the NASDAQ Capital Market and the Tel-Aviv Stock Exchange:

	NASDAQ		Tel Aviv Stock Exchange
	High	Low	High	Low
	(U.S. dollars)

2006
First quarter	9.59	5.02	9.16	5.25
Second quarter	10.84	8.21	10.88	8.55
Third quarter	10.09	6.65	10.07	7.63
Fourth quarter	15.24	9.70	15.26	9.85

2007
First quarter	15.57	11.20	15.11	11.43
Second quarter	16.99	12.74	16.69	13.05
Third quarter	20.08	13.35	19.81	13.25
Fourth quarter	24.89	17.50	24.72	16.78

Monthly Share Price Information

        The following table sets forth, for the most recent six months, the high and low market prices of our ordinary shares on the NASDAQ Global Market (for periods from January 4, 2008) and the NASDAQ Capital Market (for periods prior to January 4, 2008) and the Tel Aviv Stock Exchange:

	NASDAQ		Tel Aviv Stock Exchange
	High	Low	High	Low
	(U.S. dollars)

August 2007	18.40	13.35	16.86	13.36
September 2007	20.08	17.93	19.81	19.13
October 2007	24.89	18.34	24.72	18.44
November 2007	23.50	18.00	23.83	16.78
December 2007	21.03	17.50	20.82	17.85
January 2008	18.79	10.20	19.40	10.28

SELLING SHAREHOLDERS

        The registration statement of which this prospectus forms a part covers up to 5,011,841 ordinary shares that were issued to the Selling Shareholders pursuant to the Exchange Agreements. The ordinary shares were issued to the Selling Shareholders in exchange for the shares of EZchip previously held by them. The ordinary shares were offered and sold to the Selling Shareholders in reliance upon the exemption from securities registration afforded by the provisions of Regulation D promulgated under the Securities Act of 1933, as amended, or the Securities Act. We undertook to effect the registration of the ordinary shares covered by this prospectus and to maintain a registration statement in effect in order to allow the Selling Shareholders to dispose of these shares from time to time until the earlier to occur of (i) the date that all of the ordinary shares covered by this prospectus have been sold under the registration statement to which this prospectus relates, (ii) the date the Selling Shareholders receive an opinion from counsel to LanOptics that the ordinary shares covered by this prospectus may be sold under the provisions of Rule 144 under the Securities Act, without limitation as to volume, (iii) the date that all the ordinary shares covered by this prospectus have been otherwise transferred to persons who may trade such ordinary shares without restriction under the Securities Act, or (iv) 24 months from the date that the registration statement to which this prospectus relates is declared effective.

        The table below lists the Selling Shareholders and other information regarding the beneficial ownership of the ordinary shares by each of the Selling Shareholders. The information in this table is based on 23,324,086 ordinary shares outstanding as of February 5, 2008. The first column lists each of the Selling Shareholders. The second and third columns list the number and percentage of ordinary shares beneficially owned by each Selling Shareholder prior to the offering, based on each Selling Shareholder’s ownership of the ordinary shares, as of February 5, 2008. The fourth column lists the ordinary shares being offered by this prospectus by each of the Selling Shareholders. The fifth and sixth columns of the following table assume the sale of all of the ordinary shares offered by the Selling Shareholders pursuant to this prospectus. The Selling Shareholders may sell all, some or none of their shares in this offering.

Name of Selling Shareholder	Number of Ordinary Shares Beneficially Owned Prior to Offering	Percentage of Ordinary Shares Beneficially Owned Prior to Offering	Number of Ordinary Shares Offered Pursuant to this Prospectus	Number of Ordinary Shares Beneficially Owned After Offering	Percentage of Ordinary Shares Beneficially Owned After Offering

The Goldman Sachs Group, Inc.(1)	248,830	1.1%	248,830	--	--
GS EZC Employee Holdings, L.L.C.(1)	124,415	*	124,415	--	--
GS PEP Tech EZC Holdings, L.L.C.(1)	2,015,364	8.6%	2,015,364	--	--
GS PEP 1999 Direct EZC Holdings, L.L.C.(1)	33,621	*	33,621	--	--

JK&B Shalom II LLC(2)	2,563,715	11.0%	2,563,715	--	--
JK&B Capital III, Civil Law
Partnership(3)	25,896	*	25,896	--	--

* Less than 1%

(1)	The Goldman Sachs Group, Inc. is a reporting company under the Securities Exchange Act of 1934. The managing member of each of GS EZC Employee Holdings, L.L.C, GS PEP Tech EZC Holdings, L.L.C. and GS PEP 1999 Direct EZC Holdings, L.L.C. (collectively, the “GS Funds”) are wholly owned subsidiaries of The Goldman Sachs Group, Inc. and as such, The Goldman Sachs Group, Inc. has voting and investment control over the shares held by the GS Funds. The 248,830 ordinary shares shown above as held by The Goldman Sachs Group, Inc. do not include the shares held by the GS Funds. The Goldman Sachs Group Inc. disclaims beneficial ownership of the shares held by the GS Funds, except to the extent of their pecuniary interest in such shares. The address for each of the GS Funds is 85 Broad Street, New York, New York 10004.
(2)	JK&B Shalom II, LLC is a Delaware Limited Liability Company. JK&B Capital, LLC is the manager of JK&B Shalom II, LLC, and may be deemed to have shared power to vote and dispose of shares directly owned by JK&B Shalom II, LLC. David Kronfeld is the manager of JK&B Capital, LLC and may be deemed to have shared power to vote and dispose of shares directly owned by JK&B Shalom II, LLC. The address for each of JK&B Shalom II, LLC, JK&B Capital, LLC and David Kronfeld is Two Prudential Plaza, 180 N. Stetson Avenue, Suite 4500, Chicago, Illinois 60601. Each of JK&B Shalom II, LLC, JK&B Capital, LLC and David Kronfeld disclaims beneficial ownership of the shares except to the extent of its pecuniary interest therein.
(3)	JK&B Capital III, Civil Law Partnership, is a German civil law partnership. JK&B Capital, LLC is the managing partner of JK&B Capital III, Civil Law Partnership and may be deemed to have shared power to vote and dispose of shares directly owned by JK&B Capital III, Civil Law Partnership. David Kronfeld is the manager of JK&B Capital, LLC and may be deemed to have shared power to vote and dispose of shares directly owned by JK&B Capital III, Civil Law Partnership. The address for each of JK&B Capital III, Civil Law Partnership, JK&B Capital, LLC and David Kronfeld is Two Prudential Plaza, 180 N. Stetson Avenue, Suite 4500, Chicago, Illinois 60601. Each of JK&B Capital III, Civil Law Partnership, JK&B Capital, LLC and David Kronfeld disclaims beneficial ownership of the shares except to the extent of its pecuniary interest therein.

        Directors and Observers. Until December 3, 2007, Mr. Robert Humes, a Member of JK&B Capital L.L.C., served as director of our subsidiary EZchip Technologies Ltd., and Ms. Constance Capone, a Member of JK&B Capital L.L.C., served as director of our subsidiary EZchip Inc. and as an observer to the board of directors of EZchip Technologies Ltd. Mr. Humes and Ms. Capone were appointed to such positions pursuant to appointment rights granted under EZchip Technologies Ltd.‘s articles of association. On December 3, 2007, Mr. Humes and Ms. Capone resigned from such positions.

        Until December 5, 2007, Ms. Julia Feldman, a Vice President of Goldman, Sachs & Co., served as an observer to the board of directors of our subsidiary EZchip Technologies Ltd. Ms. Feldman was appointed to such position pursuant to appointment rights granted under EZchip Technologies Ltd.‘s articles of association. On December 5, 2007, Ms. Feldman resigned from such position.

        Financing. In July 2005, the Selling Shareholders invested an aggregate of $1.8 million in our subsidiary, EZchip Technologies Ltd., in exchange for preferred shares of EZchip Technologies Ltd. These preferred shares were included in the EZchip shares exchanged on January 22, 2008, as described above under “Recent Developments”.

OFFER STATISTICS, EXPECTED TIME TABLE AND PLAN OF DISTRIBUTION

        We are registering the ordinary shares issued to the Selling Shareholders to permit the resale of these ordinary shares by the Selling Shareholders and their permitted assignees, transferees and donees of the ordinary shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholders of the ordinary shares. We will bear all fees and expenses incident to this registration of the ordinary shares.

        Prior to sixty days following the effectiveness of the registration statement, of which this prospectus forms a part, the Selling Shareholders may not sell the ordinary shares offered hereby in open market transactions. Notwithstanding the foregoing, they may, during such period and thereafter, sell all or a portion of the ordinary shares beneficially owned by them in an offering underwritten and/or managed by an investment banking firm or broker-dealer, including using the methods described below. The Selling Shareholders have notified us that they have engaged Jefferies & Company, Inc. for the purpose of assisting them in the sale of their ordinary shares in an offering underwritten and/or managed by Jefferies & Company, Inc. and may enter into an agreement with them for such purpose. If the Selling Shareholders enter into an agreement with an agent, dealer or broker-dealer regarding the sale of the ordinary shares held by them, they may agree to indemnify such person who participates in transactions involving sales of the ordinary shares if liabilities are imposed on that person under the Securities Act or 1933, as amended.

        Following the date that is sixty days after the effectiveness of the registration statement, each Selling Shareholder may, in addition to selling all or a portion of the ordinary shares beneficially owned by them as described above, sell or otherwise dispose of, (i) one-third of the ordinary shares registered in this registration statement, (ii) an additional one-third of such ordinary shares at any time following April 21, 2008, and (iii) the remaining one-third of such ordinary shares at any time following July 20, 2008. Such sales or other dispositions may be open market transactions, privately negotiated transactions, ordinary brokerage transactions, transactions in which the broker-dealer solicits purchasers, a combination of such methods or any other method permitted by applicable law, including pursuant to Rule 144. In addition, the Selling Shareholders shall be entitled to sell their ordinary shares without volume or time restriction in connection with a third party’s acquisition or proposed acquisition of us, or a tender offer for, merger or change of control of, us.

        Broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in sales. If the ordinary shares are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The ordinary shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale; in the over-the-counter market; in transactions otherwise than on these exchanges or systems or in the over-the-counter market; through the writing of options, whether such options are listed on an options exchange or otherwise; ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; purchases by a broker-dealer as principal and resale by the broker-dealer for its account; an exchange distribution in accordance with the rules of the applicable exchange; ordinary brokerage transactions, transactions in which the broker-dealer solicits purchasers; privately negotiated transactions; short sales. Broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share; a combination of any such methods of sale; and any other method permitted pursuant to applicable law.

        If the Selling Shareholders effect such transactions by selling ordinary shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of the ordinary shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the ordinary shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the ordinary shares in the course of hedging in positions they assume. The Selling Shareholders may also sell ordinary shares short and deliver ordinary shares covered by this prospectus to close out short positions. The Selling Shareholders may also loan or pledge ordinary shares to broker-dealers that in turn may sell such shares.

        The Selling Shareholders may pledge or grant a security interest in some or all of the ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer and donate the ordinary shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of Selling Shareholders to include such transferee.

        The Selling Shareholders and any broker-dealer participating in the distribution of the ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the ordinary shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of ordinary shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

        Under the state securities laws, the ordinary shares may be sold only through registered or licensed brokers or dealers.

        There can be no assurance that any Selling Shareholder will sell any or all of the ordinary shares registered pursuant to the registration statement, of which this prospectus forms a part.

        The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ordinary shares by the Selling Shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares to engage in market-making activities with respect to the ordinary shares. All of the foregoing may affect the marketability of the ordinary shares and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares.

        We will pay all expenses of the registration of the ordinary shares pursuant to the this registration statement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a Selling Shareholder will pay all underwriting discounts and selling commissions, if any. In addition, we will make copies of this prospectus available to the Selling Shareholders for the purpose of satisfying any prospectus delivery requirements of the Securities Act. We will indemnify the Selling Shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the Exchange Agreements. We may be indemnified by the Selling Shareholders against liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Shareholders specifically for use in this prospectus, in accordance with the Exchange Agreements. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the ordinary shares against certain liabilities, including liabilities arising under the Securities Act.

        Once sold under the registration statement, of which this prospectus forms a part, the ordinary shares will be freely tradable in the hands of persons other than our affiliates.

EXPENSES ASSOCIATED WITH THE REGISTRATION

        We have agreed to bear all expenses relating to the registration of the ordinary shares registered pursuant to the registration statement, of which this prospectus forms a part. We estimate these expenses to be approximately $26,000, which include the following categories of expenses:

SEC registration fee	$2,883.57
EDGAR and photocopying fees	2,000
Legal fees and expenses	15,000
Accounting fees and expenses	5,000
Transfer agent and registrar fees, and agent for service of process fees	1,000
Miscellaneous expenses	116.43
Total Expenses	$26,000

FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS

        Non-residents of Israel who purchase our ordinary shares may freely convert all amounts received in Israeli currency in respect of such ordinary shares, whether as a dividend, liquidation distribution or as proceeds from the sale of the ordinary shares, into freely-repatriable non-Israeli currencies at the rate of exchange prevailing at the time of conversion (provided in each case that the applicable Israeli income tax, if any, is paid or withheld).

        Until May 1998, Israel imposed extensive restrictions on transactions in foreign currency. These restrictions were largely lifted in May 1998. Since January 1, 2003, all exchange control restrictions have been eliminated (although there are still reporting requirements for foreign currency transactions). Legislation remains in effect, however, pursuant to which currency controls can be imposed by administrative action at any time.

        The State of Israel does not restrict in any way the ownership or voting of our ordinary shares by non-residents of Israel, except with respect to subjects of countries that are in a state of war with Israel.

EXPERTS

        Our consolidated financial statements as of December 31, 2006 and 2005, and for each of the three years ended December 31, 2006 included in our Annual Report on Form 20-F for the year ended December 31, 2006, have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, as set forth in their report thereon and incorporated herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

        The validity of the ordinary shares offered hereunder will be passed upon for us by Naschitz, Brandes & Co., Tel-Aviv, Israel, our Israeli counsel.

MATERIAL CHANGES

        Except as otherwise described in our Annual Report on Form 20-F for the fiscal year ended December 31, 2006 and in our Reports on Form 6-K filed or submitted under the Exchange Act and incorporated by reference herein, no reportable material changes have occurred since December 31, 2006.

WHERE YOU CAN FIND MORE INFORMATION;
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        We file annual and special reports and other information with the Commission (File Number 0-20860). These filings contain important information which does not appear in this prospectus. For further information about us, you may read and copy these filings at the Commission’s public reference room at 100 F Street, N.E, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330, and may obtain copies of our filings from the public reference room by calling (202) 551-8090.

        The Commission allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the Commission. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the Commission on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered.

—	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2006;

—	Our Reports on Form 6-K submitted to the Commission on May 15, 2007, May 30, 2007, August 13, 2007, August 21, 2007, August 31, 2007, September 4, 2007, September 10, 2007, September 12, 2007, September 18, 2007, September 19, 2007, October 11, 2007, October 30, 2007, November 21, 2007, December 3, 2007, January 3, 2008 and January 10, 2008 (two Reports); and

—	The description of our ordinary shares contained in Amendment No. 3 to our Registration Statement on Form F-1 filed with the Commission on November 18, 1992.

        In addition, we may incorporate by reference into this prospectus our reports on Form 6-K filed after the date of this prospectus (and before the time that all of the securities offered by this prospectus have been sold or de-registered) if we identify in the report that it is being incorporated by reference in this prospectus.

        Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

        We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to LanOptics Ltd., 1 Hatamar Street, PO Box 527, Yokneam 20692, Israel, Attn: Dror Israel, Chief Financial Officer, telephone number +972-4-959-6666. You may also obtain information about us by visiting our website at www.lanoptics.com. Information contained in our website is not part of this prospectus.

        We are an Israeli company and are a “foreign private issuer” as defined in Rule 3b-4 under the Securities Exchange Act of 1934, or Exchange Act. As a result, (i) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (ii) transactions in our equity securities by our officers, directors and principal shareholders are exempt from Section 16 of the Exchange Act, and (iii) until November 4, 2002, we were not required to make, and did not make, our Commission filings electronically, so that those filings are not available on the Commission’s website. However, since that date, we have been making all required filings with the Commission electronically, and these filings are available via the Internet at the Commission’s website at http://www.sec.gov.

        We are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

        We make available to our shareholders an annual report containing financial statements that have been examined and reported on, with an opinion expressed by, an independent registered public accounting firm. For periods beginning on or after January 1, 2004, we prepare our financial statements in U.S. dollars and in accordance with accounting principles generally accepted in the United States. For periods prior to January 1, 2004, we prepared our financial statements in U.S. dollars and in accordance with accounting principles generally accepted in Israel.

        In addition, since we are also listed on the Tel Aviv Stock Exchange we submit copies of all our filings with the Commission to the Israeli Securities Authority and the Tel Aviv Stock Exchange. Such copies can be retrieved electronically through the Tel Aviv Stock Exchange’s internet messaging system (www.maya.tase.co.il) and, in addition, with respect to filings effected as of February 17, 2004 through the MAGNA distribution site of the Israeli Securities Authority (www.magna.isa.gov.il).

ENFORCEABILITY OF CIVIL LIABILITIES

        Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, most of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

        We have been informed by our legal counsel in Israel, Naschitz, Brandes & Co., that there is doubt as to the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel. However, subject to specified time limitations, an Israeli court may declare a foreign civil judgment enforceable if it finds that:

—	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment,

—	the judgment is no longer appealable,

—	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy, and

—	the judgment is executory in the state in which it was given.

        Even if the above conditions are satisfied, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel.

        An Israeli court also will not declare a foreign judgment enforceable if:

—	the judgment was obtained by fraud,

—	there was no due process,

—	the judgment was rendered by a court not competent to render it according to the laws of private international law in Israel,

—	the judgment is at variance with another judgment that was given in the same matter between the same parties and which is still valid, or

—	at the time the action was brought in the foreign court a suit in the same matter and between the same parties was pending before a court or tribunal in Israel.

        We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in the state and federal courts sitting in the City of New York, Borough of Manhattan arising out of this offering or any purchase or sale of securities in connection therewith. We have not given consent for this agent to accept service of process in connection with any other claim.

        If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency. Judgment creditors must bear the risk of unfavorable exchange rates.

LANOPTICS LTD.

5,011,841 ORDINARY SHARES

PROSPECTUS

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer to sell or buy any of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date that appears below.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers

Indemnification of Directors and Officers; Limitations on Liability

Exculpation of Office Holders

        The Israeli Companies Law, 5759 1999, or the Israeli Companies Law, provides that a company may, if permitted by its articles of association, exculpate an office holder from a breach of duty of care in advance of that breach. Our articles of association provide for exculpation both in advance or retroactively, to the extent permitted under Israeli law. A company may not exculpate an office holder from a breach of duty of loyalty towards the company or from a breach of duty of care concerning dividend distribution or a purchase of the company’s shares by the company or other entities controlled by the company.

Indemnification of Office Holders

        Under the Israeli Companies Law, a company may, if permitted by its articles of association, indemnify an office holder for any of the following liabilities or expenses that they may incur due to an act performed or failure to act in his or her capacity as the company’s office holder:

—	monetary liability imposed on the office holder in favor of a third party in a judgment, including a settlement or an arbitral award confirmed by a court;

—	reasonable legal costs, including attorneys’ fees, expended by an office holder as a result of an investigation or proceeding instituted against the office holder by a competent authority, provided that such investigation or proceeding concludes without the filing of an indictment against the office holder and either: no financial liability was imposed on the office holder in lieu of criminal proceedings, or a financial liability was imposed on the office holder in lieu of criminal proceedings with respect to an alleged criminal offense that does not require proof of criminal intent; and

—	reasonable legal costs, including attorneys’ fees, expended by the office holder or for which the office holder is charged by a court:

š	in an action brought against the office holder by the company, on behalf of the company or on behalf of a third party,

š	in a criminal action from which the office holder is acquitted, or

š	in a criminal action in which the office holder is convicted of a criminal offense which does not require proof of criminal intent.

        A company may indemnify an office holder in respect of these liabilities either in advance of an event or following an event. If a company undertakes to indemnify an office holder in advance of an event, the indemnification, other than legal costs, must be limited to foreseeable events in light of the company’s actual activities when the company undertook such indemnification, and reasonable amounts or standards, as determined by the board of directors.

Insurance of Office Holders

        Under the Israeli Companies Law, a company may, if permitted by its articles of association, obtain insurance for an office holder against liabilities incurred in his or her capacity as an office holder. These liabilities include a breach of duty of care to the company or a third-party, a breach of duty of loyalty and any monetary liability imposed on the office holder in favor of a third-party.

Limitations on Exculpation, Insurance and Indemnification

        Under the Israeli Companies Law, a company may indemnify or insure an office holder against a breach of duty of loyalty only to the extent that the office holder acted in good faith and had reasonable grounds to assume that the action would not prejudice the company. In addition, a company may not indemnify, insure or exculpate an office holder against a breach of duty of care if committed intentionally or recklessly (excluding mere negligence), or committed with the intent to derive an unlawful personal gain, or for a fine or forfeit levied against the office holder in connection with a criminal offense.

        Pursuant to the Israeli Companies Law, exculpation of, procurement of insurance coverage for, and an undertaking to indemnify or indemnification of, our office holders must be approved by our audit committee and our board of directors and, if the office holder is a director, also by our shareholders.

        The term “office holder” of a company includes any person who, either formally or in substance, serves as a director, general manager or chief executive officer, or other executive officer who reports directly to the general manager or chief executive officer of a company.

        Our Articles of Association allow us to insure and indemnify our office holders to the fullest extent permitted by law, provided such insurance or indemnification is approved as required by law. We acquired directors’ and officers’ liability insurance covering our officers and directors and the officers and directors of our subsidiaries for certain claims. In addition, we have entered into agreements with our office holders to indemnify them against certain types of claims, up to a limited amount and subject to certain other limitations. Such agreements have been ratified and approved by our audit committee, board of directors and shareholders.

Item 9.	Exhibits

Exhibit No.	Description of Exhibit

4.1	Memorandum of Association of the Registrant(1)

4.2	Articles of Association of the Registrant(2)

4.3	Specimen of Ordinary Share Certificate(3)

4.4	Exchange Right Agreement by and among the Registrant, EZchip Technologies Ltd. and the Investors therein, dated May 8, 2003(4)

4.5	Letter Agreement, by and among LanOptics and four funds affiliated with Goldman Sachs, dated December 31, 2007

4.6	Letter Agreement, by and among LanOptics and two funds affiliated with JK&B Capital, dated December 31, 2007

5.1	Opinion of Naschitz, Brandes & Co.

23.1	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global

23.2	Consent of Naschitz, Brandes & Co. (contained in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page to the Registration Statement)

(1)	Filed as Exhibit 3.1 to the registrant’s Registration Statement on Form F-1, file number 33-52676, and incorporated herein by reference.
(2)	Filed as Exhibit 3.2 to Amendment No. 1 to the registrant’s Registration Statement on Form F-1, file number 33-52676, and incorporated herein by reference.
(3)	Filed as Exhibit 4.3 to Amendment No. 3 to the registrant’s Registration Statement on Form F-1, file number 33-52676, and incorporated herein by reference.
(4)	Filed as Exhibit 4.4 to the registrant’s Registration Statement on Form F-3, file number 333-139707, and incorporated herein by reference.

Item 10.	Undertakings

The undersigned Registrant hereby undertakes as follows:

    (1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i)        To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

    (ii)        To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

    (iii)        To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement.

        Provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the Registration Statement is on Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

    (2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)        To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

    (4)        To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

    (5)       (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

                (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

    (6)        That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (7)        Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the provisions described in Item 8 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it complies with all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Yokneam, Israel, on February 5, 2008.

By: /s/ Eli Fruchter —————————————— Eli Fruchter Principal Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, each director and officer whose signature appears below constitutes and appoints, Eli Fruchter and Dror Israel, or either of these, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this registration statement on Form F-3 and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting such attorney-in-fact and agent full power and authority to do all such other acts and execute all such other documents as he may deem necessary or desirable in connection with the foregoing, as fully as the undersigned may or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on February 5, 2008.

Signature	Title

/s/ Eli Fruchter	Director (Principal Executive Officer)
Eli Fruchter

/s/ Dror Israel	Chief Financial Officer (Principal Accounting and Financial
Dror Israel	Officer)

/s/ Benny Hanigal	Chairman of the Board of Directors
Benny Hanigal

/s/ Dr. Ran Giladi	Director
Dr. Ran Giladi

/s/ Karen Sarid	Director
Karen Sarid

/s/ Shai Saul	Director
Shai Saul

/s/ David Schlachet	Director
David Schlachet

Puglisi & Associates	Authorized Representative in the United States

By: /s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director